Exhibit 10.5

                                    AGREEMENT

BETWEEN:

           Teliphone Inc.
           a duly constituted business corporation having its head office at:
           1080 Beaver Hall, Suite 1555
           Montreal, Quebec
           H2Z 1S8
           (hereinafter the "Organization")

AND:

           Northern Communication Services Inc.,
           a duly constituted business corporation having its head office at:
           230 Alder Street,
           Sudbury, Ontario.
           P3C 4J2
           (hereinafter "Northern")

THE PARTIES AGREE AS FOLLOWS:

1.0   DEFINITIONS

      For the purposes of this Agreement, the following terms have the meanings ascribed below:

      1.1. "ALI" means Automatic Location Identification, a database feature that displays, to the PSAP and Remote Agencies, address/location data with respect to a telephone line from which an Enhanced 9-1-1 call originates.

      1.2. "ANI" means Automatic Number Identification, a database feature that displays the telephone number of the primary exchange service that originates an Enhanced 9-1-1 call.

      1.3. "CERB" means Central Emergency Reporting Bureau, a communication centre, which is the first point of reception of 9-1-1 calls. (Sometimes referred to as a Primary PSAP, in other documentation).

      1.4. "CRTC" means The Canadian Radio-Television and Telecommunications Commission.

      1.5. "ESZ" means Emergency Service Zone, the geographic area served by a fire, police or ambulance service.


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      1.6.  "MSAG" means Master Sheet Address Guide, the database that contains street names, addresses, routing codes and other data required for the management of Selecting Routing and Transfer, ALI, and ANI.

      1.7. "Remote Agency" means a communication centre to which emergency calls are transferred from the PSAP, and which will be the Police, Fire or Ambulance agency, within each ESZ, responsible for dispatching emergency personnel.

      1.8. "PSAP" means Primary Service Answer Point, a communication centre, which is the first point of reception of 9-1-1 calls. (Sometimes referred to as a CERB in other documentation).

      1.9. "Caller ID." Means the originating callers identification number. (ten digit PSTN number)

      1.10. "Client" Means a subscriber of Organization's services who utilizes the services of Northern as described herein.

2.0   OBJECT

      2.1 In accordance with the terms and conditions herein contained, Northern and the Organization agree that Northern will provide and operate 911 caller address verification and call transfer in their Emergency Services Department for and on behalf of the Organization.

      2.2 The Organization shall pay Northern, for providing and operating the caller address verification in accordance with the rates and charges as set out in Schedule "A".

      2.3 The Organization shall also pay Northern's reasonable costs associated with this contract for any investigation, inquest, court appearances, etc. with regards to Client issues at the then current rates.

      2.4 The Organization shall pay the amount due within thirty (30) days of the invoice date upon receipt of such invoice. On amounts for which payment has not been received within thirty (30) days after receipt of a satisfactory invoice, the Organization shall pay interest at the current rate of interest set by Northern Communications from time to time.


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3.0   OBLIGATIONS OF NORTHERN

      Northern shall:

      3.1 Manage and operate an Emergency Services Department, including all necessary equipment and personnel.

      3.2 Provide, in its operation of the Emergency Services Department, terminal equipment that permits the utilization of "Caller ID."

      3.3 Operate the Emergency Services Department, twenty-four (24) hours a day, seven (7) days a week, 52 weeks a year.

      3.4 Provide, during its operation of the department, service for the hearing and voice impaired.

      3.5 Northern will supply its services to Clients of the Organization in both English and French languages. Northern will also use its best efforts to provide, whenever reasonably possible, and in response to a particular 9-1-1 or Fire call, the services of a third party for the purpose of providing a multi-language interpretation service. However, Northern does not warrant or represent that this multi-language service will always be available or capable of interpreting any particular language and Northern in no way accepts any liability for the acts or omissions of such a third party nor for it's unsuccessful attempt to provide interpretation in any particular instances.

      3.6 Retain voice records of all 9-1-1 calls recorded and an electronic copy of all call detail for one (1) year. Northern is prepared to provide authorized personnel, certified copies of audio recordings and/or copies of call detail data, as it directly pertains to the Organization's 911 operation for the purposes of civil litigation and/or criminal proceedings. When provided, Northern will retain the original recordings or records until such proceedings are complete.

      3.7 Staff the Emergency Services Department, at a level appropriate to efficiently handle call lines in a manner suitable for emergency situations.

      3.8 Answer all 9-1-1 calls directed to the department from all VoIP telephones to which the Organization provides services.

      3.9 Utilizing various databases and best reasonable efforts, Northern shall route and transfer all 9-1-1 calls, to the most appropriate PSAP or Remote Agency based on the address provided.

      3.10 Maintain control of each 9-1-1 call until such call can be transferred to the appropriate Remote Agency.


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      3.11  Provide reports, the frequency and type of which shall be as mutually determined in consultation with the Organization.

4.0   RESPONSIBILITIES OF THE ORGANISATION

      The Organization shall:

      4.1 Be responsible for payment for services as referred to in 2.2 of this agreement.

      4.2 Provide to Northern the "last known address" for all Caller ID numbers that may be routed to Northern as a result of a 911 call.

      4.3 Advise Northern of all changes that may occur to the associated information as provided about the Caller ID numbers during the term of this Agreement in a format consistent with Northern's requirements.

5.0   LIMITATION OF LIABILITY

      5.1 The Organization and Northern shall, during the term of this Agreement, maintain sufficient insurance to cover their respective obligations under this Agreement and shall provide evidence of the same to the other party or, if either the Organization or Northern is self-insured, provide to the other party evidence that is satisfactory to that party that the Organization and/or Northern, as the case may be, is and will be, at all relevant times, in a position to face successfully its monetary obligations stemming from liability under the Agreement.

      5.2 The Organization agrees that Northern is not an insurer and that Northern is not assuming any risk of any damage, loss or injury that may result upon the failure of a 911 call to get to the intended party in a timely manner.

      5.3 In the event of any loss or damage for any reason whatsoever the Organization's sources of reimbursement are their own resources or their property and liability insurers. The failure of a call to get to it's intended destination in a timely manner, for any reason whatsoever (including Northern's or its agents' or contractors' negligence or gross negligence or substantial or fundamental breach of this agreement), shall not give rise to any liability, for breach of contract, tort or otherwise on Northern's part except to return to the Organization payment of a reasonable value of services not performed fixed at and limited to the return of not more than the annual service fee in the year in which any such loss occurs.

      5.4 Without limiting the generality of the foregoing in no circumstances shall Northern be responsible for any loss, damage, costs or expense suffered by the Organization or any person claiming through him on account of nor does any warranty given by Northern cover any of the following; (a) any error or omission in doing any act or services required to be done or provided by The Organization; (b) power failure, power surges, or variance or failure of telephone transmission lines or equipment.


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6.0   FORCE MAJEURE

      6.1 Northern shall not be held responsible for any damages or delays as a result of war, terrorist activity, invasions, insurrection, demonstrations, or as a result of decisions by civilian or military authorities, fire, flood, strikes and generally as a result of any event that is beyond Northern's reasonable control.

      6.2 Neither party shall be liable for damages caused by delay or failure to perform its obligations under this Agreement where such delay or failure is caused by an event beyond its reasonable control. If a party seeks to excuse itself from its obligations under this Agreement due to a force majeure event, that party shall immediately notify the other party of the delay or non-performance, the reason for such delay or non-performance and the anticipated period of delay or non-performance.

      6.3 In the event that "Remote Agency" refuses the call and/or the caller is not at the "last known address," Northern shall not be held responsible for any damages or delays when using their best efforts to locate the most appropriate Police/Fire/Ambulance agency to route the call to.

7.0   IMPLEMENTATION

      7.1 Northern and the Organization agree that the operation of the Emergency Services Department shall be carried out pursuant to an implementation schedule (attached as Schedule B) to be mutually agreed upon by the parties and which may only be changed from time to time by written agreement of the parties.

8.0   CONFIDENTIALITY

      8.1 Northern and the Organization agree to abide by all applicable legislation with respect to the protection of privacy in effect from time to time.

      8.2 Both parties agree to use any and all data and information whether in written, machine readable or other tangible form, or disclosed orally, that is of value to the disclosing party, is not generally known to competitors of the disclosing party, and which is communicated to another party in contemplation of this Agreement (the "Confidential Information") disclosed to them (the "Recipient") by the other party (the "Disclosing Party") (a) only for the purposes of, and in connection with, the performance of their obligations under this Agreement and, for greater certainty, not use Confidential Information for competitive purposes; and (b) hold the Confidential Information in confidence, with at least the same degree of care with which it protects its own confidential or proprietary information, and at a minimum in accordance with reasonably prudent standards. The restrictions in this Agreement on use and disclosure of Confidential Information shall not apply to information that: (c) shall become generally known through no act of the Recipient or is in the public domain or subsequently enters the public domain other than through unauthorized disclosure by the Recipient; (d) was disclosed to the Recipient on a non-confidential basis by a third party having lawful possession and the right to make such disclosure, who was not under an obligation of confidence regarding the information, who was not identified to the Recipient as an agent of the Disclosing Party and provided that the Recipient would not reasonably expect that such third party had obtained such information in a confidential manner from the Disclosing Party; (e) was in the legitimate possession of the Recipient prior to its disclosure hereunder, as evidenced by appropriate records; (f) is independently developed by the Recipient in the future without use of the Confidential Information, as evidenced by appropriate records; (g) is approved in writing by the Disclosing Party for release or other use by Recipient according to the terms set out in such written approval; or (h) upon request for purpose of regulation, program approval examination, or investigation upon order by applicable provincial or federal regulatory agencies and authorities, to the extent required by law or judicial or administrative process, provided that the Disclosing Party is given prior written notice of such order or law and given the opportunity to seek a protective order against such disclosure.


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9.0   DISPUTES

      9.1 In the event of disputes between the parties, representatives of each party agree to meet to resolve the dispute. Failing such resolution the matter is to be referred to mediation and arbitration services.

10.0  TERM AND RENEWAL

      10.1 This Agreement shall be effective from the 1st day of June, 2005 and shall run for a term of three (3) years.

      10.2 On an annual basis the rate will be adjusted by the Consumer Price Index (CPI).

      10.3 The Organization and Northern agree that at the completion of the initial term, this contract shall renew itself automatically on the same terms and conditions.

      10.4 Prior to the end of any term, either party to this Agreement may terminate this Agreement upon ninety (90) days written notice prior to the commencement of any automatic renewal period. Should a notice to terminate be given, the Organization shall continue to be obligated to pay for the cost of the services under this contract to and including the date of such termination and Northern shall continue to be responsible to provide the services outlined in this Agreement.


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11.0  WAIVER

      11.1 The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement.

      11.2 The exercise by any party to this Agreement of any right provided by this Agreement shall not preclude or prejudice such party from exercising any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by it hereunder.

      11.3 Any waiver by any party hereto of the performance of any of the provisions of this Agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

12.0  SUCCESSORS AND ASSIGNS

      12.1 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      12.2 Northern and the Organization may assign or contract their responsibilities as contained in this agreement. Should Northern assign their responsibilities, they will ensure that the assigned company provides Organization with equivalent service levels. Consent of assignment will be required from Organization, whose consent will not be unreasonably withheld.

      12.3 Northern and the Organization shall perform their responsibilities hereunder in compliance with applicable laws.

13.0  INTERPRETATION

      13.1 If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

      13.2 The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.


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14.0  NOTICE

      14.1 Any notice required pursuant to this Agreement shall be in writing and delivered personally, faxed or sent by registered mail (with proper postage) to the following addresses:

                  Northern Communication Services Inc.
                  230 Alder Street
                  Sudbury, ON
                  P3C 4J2

                  Teliphone Inc.
                  1080 Beaver Hall, Suite 1555
                  Montreal, Quebec
                  H2Z 1S8

            Or to such other addresses either of the parties may indicate in writing to the other. Any notice given in accordance with this shall be deemed to have been received upon delivery if delivered personally, or five (5) days after mailing, or on the Business Day following the day of facsimile transmission if sent by FAX.

15.0  ENTIRE AGREEMENT

      15.1 Except as otherwise stated herein, this Agreement constitutes the entire agreement of the parties, with respect to the provision and operation of the Emergency Services Department and supersedes any previous agreement whether written or verbal. Should any provision, or any part of any provision, of this Agreement be declared null, void or inoperative, the remainder of the Agreement shall remain in full force and effect and shall be interpreted as a complete entity.

16.0  RELATIONSHIP OF THE PARTIES

      16.1 The parties hereto do not intend this Agreement or the relationship established hereunder to constitute a partnership, joint venture, relationship of franchiser and franchisee, relationship of principal and agent, or relationship of employer and employee, between Northern and the Organization or between Northern and any officers, directors, employees, agents, clients or contractors of the Organization. The Organization shall have no obligation or authority to bind Northern or to assume or create any obligation or responsibility, expressed or implied, on Northern's behalf, or in its name, nor shall it represent to anyone that it has such power or authority and vice versa.


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17.0  JURISDICTION

      17.1 This Agreement shall be governed by and interpreted under the laws of the Province of Ontario.

Dated this ____day of ______2005        Dated this ____ day of ________, 2005

Teliphone                               Northern Communication Services Inc.

-----------------------------           ---------------------------------

-----------------------------           ----------------------------------


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                                  Schedule "A"

Rates & Charges

The charges for the provision of services in this agreement is based on the following monthly calculation;

The greater of either

A Minimum charge of $500.00
(for service up to 1,000 subscribers counted by individual Caller ID number)

Or

A Minimum charge of $1000.00
(for service from 1,001 subscribers to 5,000 subscribers counted by individual Caller ID number)

Or

A Minimum charge of $1250.00
(for service from 5,001 subscribers to 15,000 subscribers counted by individual Caller ID number)An agreed higher volume rate.

Or a cost of $0.10 per subscriber, counted by individual Caller ID number)

Plus all taxes as applicable.


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                                  Schedule "B"

Implementation

Implementation of the VoIP 911 caller address verification and call transfer in the Northern Emergency Services Department described in this agreement is to be on or about June 1st, 2005.

This date can be moved forward or back as mutually agreed.


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